Exhibit 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-151063) and (No. 333-159891) of MercadoLibre, Inc. of our report dated February 26, 2010, except for the change in the composition of reportable segments discussed in Note 7 to the consolidated financial statements, as to which the date is February 25, 2011, relating to the consolidated financial statements of MercadoLibre, Inc., which appears in this Form 10-K.
Buenos Aires, Argentina
February 25, 2011
Price Waterhouse & Co S.R.L.

By:	/s/ Carlos Martín Barbafina Carlos Martín Barbafina